REVOCABLE PROXY

                           NETWORK IMAGING CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints James J. Leto and Jorge R. Forgues, and each of them individually, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes them to represent and to vote as designated below all shares of Series A Cumulative Convertible Preferred Stock ("Series A Stock") of Network Imaging Corporation ("Company") that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company ("Special Meeting") to be held on Monday, November 17, 1997 at 9:00 a.m. at the Hyatt Regency Hotel, 1800 Presidents Street, Reston, Virginia, and at any adjournment or postponement thereof.

      The undersigned acknowledges the receipt of the Notice of Special Meeting of Stockholders for the Special Meeting and the related Prospectus. All other proxies heretofore given by the undersigned to vote shares of Series A Stock are expressly revoked.

                     NETWORK IMAGING CORPORATION
                     500 HUNTMAR PARK DRIVE
                     HERNDON, VIRGINIA 20170

1. Proposal One: Approve and adopt amendments to the Certificate of Desig-nations of Series A Stock pursuant to which each outstanding share of Series A Stock would automatically convert into three shares of the Company's Common Stock, $0.0001 par value per share ("Common Stock"). The amendments to the Certificate of Designations would (i) amend Section 8(i) to change the rate at which the Company may exchange shares of Common Stock for shares of Series A Stock to three to one and (ii) provide that dividends on Series A Stock ceased to accrue on April 30, 1997. If the amendments are approved, each share of Series A Stock will automatically convert into three shares of Common Stock as of the close of business on the first business day following the Special Meeting.

       FOR [   ]                   AGAINST [   ]                ABSTAIN [   ]


2. In their discretion on such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the matters listed above.

      Whether or not you plan to attend the Special Meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.
                                            Change of Address or       [   ]
                                            Comments Mark Here

                    Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Date: __________________________________, 1997

      ________________________________________     Signature of Shareholder

      ________________________________________     Signature of Additional
                                                     Shareholder(s)

Votes must be indicated (x) in Black or Blue ink.

Please Sign, Date and Return Card Promptly Using the Enclosed Envelope.